EXHIBIT (12)

                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
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                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                               Millions of Dollars


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
                                                                                                                  Nine Months Ended
                                                                           Years Ended June 30                       March 31
                                                      --------------------------------------------------          -----------------

                                                      1994       1995       1996       1997       1998            1998       1999
                                                      ------     ------     ------     ------     ------          ------     ------

EARNINGS, AS DEFINED
  Earnings from operations before income taxes
    after eliminating undistributed earnings
    of equity method investees                        $3,307     $4,022     $4,695     $5,274     $5,704          $4,723     $5,065

  Fixed charges, excluding capitalized interest          569        571        576        534        639             466        562
                                                      ------     ------     ------     ------     ------          ------     ------

    TOTAL EARNINGS, AS DEFINED                        $3,876     $4,593     $5,271     $5,808     $6,343          $5,189     $5,627
                                                      ======     ======     ======     ======     ======          ======     ======


FIXED CHARGES, AS DEFINED
  Interest expense including capitalized interest     $  501     $  511     $  493     $  457     $  548          $  395     $  491
  1/3 of rental expense                                   87         83         92         77         91              71         71
                                                      ------     ------     ------     ------     ------          ------     ------

    TOTAL FIXED CHARGES, AS DEFINED                   $  588     $  594     $  585     $  534     $  639          $  466        562
                                                      ======     ======     ======     ======     ======          ======     ======

RATIO OF EARNINGS TO FIXED CHARGES                       6.6        7.7        9.0       10.9        9.9            11.0       10.0
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